EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 29, 2009, relating to (1) the consolidated financial statements of Ulticom, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the restatement discussed in Note 2 to the consolidated financial statements and the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes) and (2) the effectiveness of Ulticom Inc.'s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Ulticom Inc.’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Ulticom, Inc. for the year ended January 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 10, 2009